Exhibit 99.1

              Anthem Adopts Reimbursement for PhotoMedex XTRAC(R)

    MONTGOMERYVILLE, Pa. and CARLSBAD, Calif., Sept. 15 /PRNewswire-
FirstCall/
-- PhotoMedex (Nasdaq: PHMD) today announced that Anthem, the fourth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross and Blue Shield Association, has adopted a medical policy approving payment for medically necessary treatment of mild to moderate psoriasis using the PhotoMedex XTRAC(R) laser system. Anthem, through its subsidiary companies, provides healthcare benefits to more than 12.6 million people. Anthem is the Blue Cross and Blue Shield licensee for the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the Northern Virginia suburbs of Washington D.C.

    Jeff O'Donnell, President and CEO of PhotoMedex, commented, "Our reimbursement team, including our physician partners, continue to make significant progress toward a fully reimbursed environment for the XTRAC. With the addition of the Anthem companies, more than half of the 41 plans in the Blue Cross Blue Shield National Network have now adopted coverage for the medically necessary treatment of mild to moderate psoriasis with the XTRAC system. We believe a fully reimbursed environment in the near term is a realizable goal."

    The medical policy covering the XTRAC(R) can be found at http://www.anthem.com.


    About PhotoMedex

    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The company is a leader in the development, manufacturing and marketing of medical laser products and services.


    Some portions of this release, particularly those describing PhotoMedex' strategies contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.


     Contacts:  Allen & Caron                PhotoMedex, Inc.
                Matt Clawson (investors)     Dennis McGrath, CFO
                949-474-4300                 215-619-3287
                matt@allencaron.com          info@photomedex.com


SOURCE  PhotoMedex
    -0-                             09/15/2004
    /CONTACT: Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com; or Investors, Matt Clawson of Allen & Caron,
+1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc./
    /Web site:  http://www.photomedex.com
                http://www.anthem.com /
    (PHMD)

CO:  PhotoMedex; Anthem
ST:  Pennsylvania, California
IN:  HEA MTC
SU: